Exhibit 10.19

[NeuroSigma, Inc. Letterhead]

March 27, 2012

Christopher DeGiorgio, MD

26621 Oak Terrace Pl.

Valencia, CA 91381

Re: Offer of Employment

Dear Chris,

On behalf of NeuroSigma, Inc. (“Company”), I am pleased to offer you part-time employment, subject to the terms and conditions outlined in this letter. Please review this letter, give it due consideration and sign it to indicate acceptance.

Start Date

At the present time, we anticipate that your start date will be April 1, 2012.

Position

Your position with the Company will be Vice President Neurology or such other position as the Company reasonably determines. You will report to me, the President and Chief Executive Officer.

This position is an exempt position, and you will be a part-time employee.

Salary

You will initially earn a base salary of $10,416.66 per month, less all statutory withholdings and other deductions. You will be paid on the 3rd and 18th of the month.

Signing Bonus

You will receive a one time signing bonus in the amount of $5,208.33, payable on April 3, 2012, upon commencement of employment on April 1, 2012. The Company shall deduct any all applicable statutory withholding taxes and other deductions.

Vacation/Sick Time

The Company does not currently offer sick time to part-time employees, and you will not be eligible to earn or accrue sick time.

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You will be entitled to 7.65 days (1.53 weeks) of vacation per year, to be accrued at a monthly rate of 0.6375 days per month. Vacation will stop accruing when you reach a cap equal to two times the annual vacation amount. In this case, you may accrue up to 15.3 days of vacation before the accrual cap is reached. Once you fall below the cap, vacation will begin to accrue again, up to the maximum cap allowance.

Please refer to the Employee Handbook for further information.

Benefits

As a part-time employee, you are not eligible for any benefits of the Company, other than what is required by law.

We further understand that you are currently receiving benefits from UCLA and will continue to receive such benefits in accordance with its plan. Whether you receive benefits from UCLA in no way affects your eligibility for any Company sponsored benefits, and termination of benefits from UCLA will not confer any eligibility or entitlement to receive Company sponsored benefits, except as required by law.

Equity

Contingent on approval by the Company’s Board of Directors, you will receive a stock option package consisting of options to purchase 1,250,000 shares of Company’s common stock. The grant date and option price will be established on the date the Board of Directors grants the options to you pursuant to the NeuroSigma, Inc. 2010 Stock Option/Stock Issuance Plan (“Company’s Stock Plan”). Your option grant will be subject to the terms of the Company’s Stock Plan and related stock option agreements which provide, among other things, for vesting over time, repurchase rights in favor of the Company, and restrictions on transfer. All vesting will cease upon termination of your employment with the Company and you will be entitled only to the shares that have vested as of the day your employment ends.

The Company’s Board of Directors has sole discretion regarding stock option grants and the terms and conditions of such grants.

“At Will” Employment

Employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of the Company.

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Should the Company terminate your employment for any reason or no reason, the Company shall have no obligation to you other than payment of wages through the last day of employment. Should you terminate your employment with the Company for any reason or no reason, the Company shall have no obligation to you other than payment of wages through the last day of employment.

The “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s President and Chief Executive Officer.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•	As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company. Enclosed is a copy of INS Form I-9, which contains a list of acceptable documentation.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed NeuroSigma, Inc. Employee Confidential Information and Invention Assignment Agreement without modification.

•	Your return of the enclosed copy of this letter, after being signed by you without modification, to the undersigned, the Company’s CEO no later than March 30, 2012 after which time this offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by the Company’s CEO.

Your employment will be subject to all of the policies and procedures normally applied to Company employees, including but not limited to the Employee Handbook, which may be

3/27/2012

changed from time to time in the sole and absolute discretion of the Company. The Company further reserves the right to provide you with additional policies in addition to any existing written policies (including but not limited to the Employee Handbook), that would apply to the terms of your employment.

We believe the Company is a very dynamic and exciting company that offers unique work opportunities in a challenging and team-oriented environment. We look forward to you accepting this offer and a mutually rewarding relationship. As with all important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than March 30, 2012 and retain the original for your records. You should bring your INS Form I-9 required identification, and proof of authorization to work with you on your first day of employment.

Should your position, compensation or benefits change over time, the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or the Company with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.

If you have any questions regarding this offer letter, please feel free to contact me at 310-479-3100.

Sincerely,

NeuroSigma, Inc.

By:	/s/ Leon Ekchian
Dr. Leon Ekchian
President & CEO

I accept the above offer of at-will employment subject to the terms and conditions set forth herein.

Dated: 3/27, 2012	Signature:	/s/ Chris DeGeorgio

	Print Name:	Chris DeGeorgio